EXHIBIT 10.18

NEWELL BRANDS EMPLOYEE SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

As Amended and Restated Effective January 1, 2018

(DIRECTORS AND ABOVE)

NEWELL BRANDS EMPLOYEE SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

(DIRECTORS AND ABOVE)

INTRODUCTION

BACKGROUND

Newell Operating Company (“NOC”), a Delaware corporation and wholly-owned subsidiary of Newell Brands Inc. (“Newell”), maintains the Newell Brands Employee Severance Plan (the “Plan”) for eligible employees of NOC and any of its affiliates (collectively, the “Company”), which with the approval of NOC adopt the Plan (each a “Participating Employer”). The Plan is a component plan under the Newell Brands Health and Welfare Plan, which is also sponsored by NOC. This document serves as both the Plan document and Summary Plan Description of the Plan for Directors and above (collectively, the “Summary”).

The Plan is an amendment and restatement of the Newell Rubbermaid Severance Plan and is effective as of January 1, 2018. The severance benefits of eligible employees who were involuntarily terminated from employment prior to January 1, 2018 will be determined under the terms of the Newell Rubbermaid Severance Plan as in effect at that time.

This Summary describes the Plan’s provisions regarding eligibility and benefits and other important information about the Plan, as required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Please read this Summary and keep it for ready reference. If you have any questions, please contact Newell Brands Inc., Attn: Human Resources Service Delivery (“HRSD”), 29 East Stephenson Street, Freeport, IL, 61032, (877) 467-4772. The Plan is administered by the NOC U.S. Benefits Administration Committee or “BAC.”

PURPOSE

The purpose of the Plan is to provide severance pay, continuation of certain group health care benefits at active employee rates and certain other benefits to eligible employees of Participating Employers whose positions are eliminated in a plant closing, layoff, reduction-in-force, reorganization or similar event to help them transition to new employment. The Plan is only intended to provide benefits to eligible employees who suffer an actual loss of employment. It is expressly intended that the benefits provided under this Plan shall be reduced by any wages or similar benefits provided pursuant to any contractual or statutory obligation of a Participating Employer, including any obligation under the Worker Adjustment and Retraining Notification Act, as amended (“WARN”) or any similar state or local statute or any other debt or obligation. Benefits under the Plan are conditioned on an eligible employee incurring an involuntary termination of employment under certain circumstances covered by the Plan, returning Company property and signing a general release.

NEWELL BRANDS EMPLOYEE SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

(DIRECTORS AND ABOVE)

TABLE OF CONTENTS

A. ELIGIBILITY	1
B. PLAN BENEFITS	3
C. PAYMENT OF PLAN BENEFITS	5
D. REQUIREMENT OF GENERAL RELEASE AND RETURN OF COMPANY PROPERTY	5
E. PLAN ADMINISTRATION	6
F. CLAIMS PROCEDURES	6
G. PLAN INFORMATION	8
H. YOUR RIGHTS UNDER ERISA	9

i

NEWELL BRANDS EMPLOYEE SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

(DIRECTORS AND ABOVE)

A.	ELIGIBILITY

In general. You are eligible for the benefits under the Plan if you are an employee of a Participating Employer and you hold a position at the level of Director or higher. Contact HRSD if you are unsure whether your employer is a Participating Employer. Unless an exclusion below applies, benefits under the Plan are payable only upon the elimination of your position in a plant closing, layoff, reduction-in-force, reorganization or similar event approved by the BAC. Your eligibility for benefits is contingent upon your return of all Company property and signing and delivering a General Release described in Section D.

Exclusions. You are not eligible to receive benefits under the Plan (or will cease receiving benefits under the Plan) if:

1.

You voluntarily terminate your employment, die or become disabled, or your employment is involuntarily terminated, by a Participating Employer for poor performance or Cause. “Cause” means an involuntary severance of employment from the Company for any reason other than the Company’s lack of work for the Eligible Employee, as determined by the BAC. “Cause” includes, but is not limited to, any involuntary termination resulting from:

a.	an act of fraud, misrepresentation, misappropriation, dishonesty, embezzlement, harassment or similar conduct involving in any way the business of the Company;

b.	negligence, willful misconduct or violation of the rules of the Company;

c.	insubordination, breach of trust, breach of confidentiality or breach of fiduciary duty owed to the Company;

d.	failure to perform duties assigned;

e.	abuse of illegal drugs, controlled substances or alcohol;

f.	conviction or plea of nolo contendere of or to a felony or any crime involving moral turpitude;

g.	extended absence from duty (other than on account of illness, medical condition, permitted vacation or leave permitted by the Family and Medical Leave Act of 1993 or similar state statute);

h.	refusal to carry out the lawful direction of any supervisor of the Company to whom you report; the Company’s management; or the Company’s Board of Directors;

i.	failure to remain in active service and to perform your job in conformity with generally acceptable standards and without being disruptive; or

j.	breach of your obligations of confidentiality.

2.

You are covered by a separate agreement that provides compensation and/or other severance-type benefits for periods following your termination of employment (“Separate Agreement”), except where the Separate Agreement expressly provides that you shall remain eligible for benefits under the Plan. The Separate Agreement may cover you individually or as a member of a specific group of employees.

3.	Your employment with a Participating Employer:

a.	is scheduled to be involuntarily terminated due to a downsizing or reorganization, and you decline an offer to stay with the Company in another position;

b.	is terminated with the Company due to the sale of the assets of a business and you decline an offer of employment with the new employer;

c.	ends due to the sale of the stock of a Newell affiliate; or

d.

is terminated with the Company due to the transfer of a group of employees to a new employer as a result of outsourcing and you decline to apply for employment or decline an offer of employment with the new employer;

unless the offer:

i.    requires transferring to a location beyond a fifty (50) mile radius of your work location immediately prior to the termination; provided, however, that NOC, in its sole discretion, may reduce the fifty (50) mile guideline to take into account the presence or absence of commuting burdens;

ii.    includes a more than a fifteen percent (15%) reduction in your base salary and target incentive pay, as determined by the BAC; or

iii.    is not for a “comparable” position in terms of scope and responsibility, as determined by the BAC.

4.	You accept employment with a buyer involved in an asset or stock sale of a business unit and you are later terminated by the buyer.

5.	You receive and accept an offer of employment from the Company after Plan benefits have commenced (in which event, all payments and benefits under the Plan will immediately cease).

6.

You breach any provision of the General Release described in Section D or a Separate Agreement during the period in which you are receiving Plan benefits. If that happens, all payments and benefits under the Plan will immediately cease. In addition, you will be obligated to immediately repay to the Company all Plan benefits previously paid to you pursuant to the terms of the Plan and/or the General Release.

B.	PLAN BENEFITS

1.	Severance Pay. If you meet the eligibility requirements described above, you will receive severance pay in an amount equal to the greatest of:

a.	two (2) weeks of your Weekly Base Compensation per Year of Service, not to exceed a total of fifty-two (52) weeks of your Weekly Base Compensation, or

b.	for Directors, twenty (20) weeks of your Weekly Base Compensation,

c.	for Vice Presidents, twenty-six (26) weeks of your Weekly Base Compensation,

d.	for Senior Vice Presidents, thirty-six (36) weeks of your Weekly Base Compensation, or

e.	for Division CEO or Presidents, fifty-two (52) weeks of your Weekly Base Compensation.

All amounts are subject to the reduction in payment, maximum payment and duration limits described below.

As used in this Summary, your “Weekly Base Compensation” is equal to one fifty-second (1/52nd) of your annual base salary, exclusive of all special adjustments or increments, such as incentive compensation and the cash value of any and all non-cash benefits, in effect immediately prior to your termination date.

As used in this Summary, a “Year of Service” means 365 days of employment with the Company, including:

•	all employment with the Company, provided, that you did not previously receive severance pay in respect of such employment; and

•	all periods of severance for employees who terminate and return to employment within one year;

but excluding:

•	any periods of employment with an acquired company prior to the time it was acquired by the Company, unless the Company agrees to provide credit for such employment with the acquired company.

A Year of Service is based on your employment commencement date and each anniversary thereof. For example, if you commence employment on June 1, 2017, you will be credited with one (1) Year of Service if you are employed by the Company through June 1, 2018. If, under this example, you terminate employment on July 1, 2017 and return on August 1, 2017, you would still be credited with a Year of Service as of June 1, 2018.

You will not earn a Year of Service if you terminate your employment before your next anniversary date. For example, if you were hired June 1, 2017 and terminate employment on November 30, 2020, you will be credited with three (3) Years of Service. If you terminate employment and are later rehired, your periods of employment (and periods of severance if applicable) will be aggregated together to determine how many whole Years of Service you have.

Reduction in Payment. If you separate from employment in connection with a “plant closing” or “mass layoff’ as those terms are defined under WARN, your Severance Pay payable under this Plan shall be reduced by the amount of wages (or pay in lieu of notice) paid to you pursuant to WARN or any similar state or local statute.

Maximum Payment. In no event will your total severance pay exceed two (2) times the lesser of: your annual compensation for the calendar year prior to the year of your involuntary termination of employment with the Company; or the maximum amount that may be taken into account under a qualified retirement plan pursuant to Internal Revenue Code Section 401(a)(17) for the year of your termination of employment with the Company ($275,000 for 2018). This amount is subject to change each year by the Internal Revenue Service.

Maximum Duration. In no event will your total severance pay continue later than the end of the second year following the year in which your involuntary termination of employment with the Company occurred.

2.

COBRA Benefits. If you are enrolled in the Company’s group medical plan at the time of your involuntary termination of employment, you will also be eligible to elect to continue that coverage pursuant to federal law (commonly called “COBRA”). Your coverage will be partially subsidized by the Company so that you will pay the cost of coverage at the then existing active employee rates for the type of coverage you had in effect at the time of your termination, with the Company paying or reimbursing the premiums above those rates, for the lesser of:

a.	the number of weeks of your severance pay described in the applicable subparagraph in Paragraph 1 above, or

b.	the date you are no longer eligible to participate in the group medical plan (for reasons including, but not limited to, your failure to pay applicable premiums).

You must pay the applicable active employee premium rate to continue coverage. If you remain eligible for coverage after the Company’s partial subsidy ends, you will be responsible for the entire, unsubsidized cost of coverage. The value of this subsidy will be taxable income to you and reported on your Internal Revenue Service Form W-2.

3.

Outplacement Benefits. If you are eligible for benefits under the Plan, the Company, in its sole discretion, may also offer to provide you with outplacement services as an additional benefit. Any outplacement benefits provided in the form of reimbursements for reasonable outplacement expenses will be paid no later than the last day of the taxable year following the taxable year in which your involuntary termination of employment with the Company occurs.

Benefits under the Plan are in addition to any pay you may be entitled to for accrued but unused vacation. Benefits under the Plan will not be considered “compensation” for purposes of determining any benefits provided under any pension, savings or other benefit or bonus plan maintained by the Company.

C.	PAYMENT OF PLAN BENEFITS

Severance pay provided under this Summary will be paid in substantially equal installments, on regular Company periodic pay cycles, over a period corresponding to the total number of weeks of pay you are entitled to. Payments will begin as soon as practicable but no later than thirty (30) days after the date the General Release is effective and any revocation period has expired.

For example, if you are entitled to fifty-two (52) weeks of Weekly Base Compensation, you will be paid this benefit in substantially equal installments over a fifty-two (52) week period. Payments will be made in accordance with the Company’s regular periodic pay cycles (no less frequently than monthly). All payments are subject to withholding taxes and any other applicable withholdings.

D.	REQUIREMENT OF GENERAL RELEASE AND RETURN OF COMPANY PROPERTY

1.

General Release. As a condition of eligibility for Plan benefits, you are required to sign, return and not revoke an Agreement and General Release (“General Release”) within a timeframe specified by the Company. Any such timeframe may include a consideration period and revocation period that will in no event exceed sixty (60) days following your involuntary termination of employment. If you do not timely sign the General Release, or you revoke it, you will not be entitled to any benefits under the Plan.

The General Release will require you to (i) release and waive any and all legal claims you may have against the Company, its affiliates, any predecessor or successor thereto, and their assigns, employee benefit plans, present or former directors, officers, employees, fiduciaries, representatives, agents, and attorneys; and (ii) abide by certain non-compete, non-solicitation and confidentiality requirements. The Company, in its sole discretion, will prescribe the terms of the General Release.

If you file a lawsuit, charge, complaint or other claim asserting any claim or demand within the scope of the General Release, the Company, whether or not such claim is valid, will retain all rights and benefits of the General Release, and also will be entitled to cancel any and all future obligations of the General Release, together with the recovery of the Company’s costs and attorneys’ fees.

2.

Return of Company Property. As a further condition to receiving benefits under the Plan, you are required to cooperate with the Company’s usual and customary separation/termination process, including, to the extent required by the Company, surrender and delivery of all Company property, including without limitation, identification cards, vehicles, company credit cards and computer equipment.

E.	PLAN ADMINISTRATION

1.	Administration. The BAC is responsible for the administration of the Plan. The BAC or its delegate will make all benefit determinations, file governmental reports, etc.

2.

Authority to Interpret Plan. The BAC or its delegate has the sole and absolute discretionary authority to interpret and construe the provisions of the Plan, as well as to make all determinations under the Plan, such as eligibility and benefits.

3.	Employer Unfunded Plan. All benefits are paid from the Company’s general assets; there is no trust.

4.

Plan Amendment and Termination. NOC or its delegate has the right to amend and/or terminate the Plan, in whole or in part, at any time and for any reason, including, but not limited to discontinuing future benefits or eliminating, reducing or modifying future benefits to the extent permitted by law.

5.

Summary Electronic Delivery. This Summary and other important Plan information may be delivered to you through electronic means. In this case, you are entitled to request a paper copy, free of charge, from HRSD at 29 East Stephenson Street, Freeport, IL, 61032, (877) 467-4772. The electronic version of this Summary will contain substantially the same style and format, and the same content, as the paper version.

6.

No Employment Guarantee. The establishment of the Plan does not give any individual the legal right to be continued as an employee. The Company retains the right to terminate the employment of any employee, without those rights being subject to or restricted by the terms of the Plan.

7.

Internal Revenue Code Section 409A. This Plan is intended to be written, administered, interpreted and construed in a manner such that all payments and benefits provided hereunder are exempt from Section 409A of the Internal Revenue Code. Nevertheless, if any payment or benefit payable under this Plan fails to meet the requirement of Section 409A with respect to such payment or benefit and becomes subject to taxation in accordance with Section 409A, the Company will have no liability for any tax imposed on the employee under Section 409A.

F.	CLAIMS PROCEDURES

All claims for benefits and appeals will be filed with the HRSD either by telephone at (877) 467-4772 or in writing at Newell Brands Inc., Attn: Human Resources Service Delivery, 29 East Stephenson Street, Freeport, IL 61032. Questions regarding eligibility should be directed to the HRSD. You may appoint a representative to pursue any claim or appeal on your behalf, provided that you furnish the HRSD with a written notice, signed by you, authorizing the representative to act on your behalf in pursuing a benefit claim or appeal.

1.

Initial Claim Review. You are entitled to file a written claim for benefits under the Plan with the BAC or its delegate. The BAC has delegated authority to adjudicate initial claims to any member of the HRSD team. You may furnish the HRSD with such documents, evidence, data, or information in support of your claim as you consider necessary or desirable. The HRSD team member will review the claim when filed and advise you as to whether the claim is approved or denied. If the claim is wholly or partially denied, the HRSD team member will furnish you a written or electronic denial within a reasonable period, but not later than 90 days after receipt of the claim by the Plan. However, if the HRSD team member determines that special circumstances require an extension of time for processing the claim, written notice of the extension will be furnished to you prior to the expiration of the initial 90-day period, which will indicate the special circumstances requiring an extension of time and the date by which Plan expects to render a decision. The extension of time will not exceed a period of 90 days from the end of the initial period. If the HRSD team member denies the claim for a benefit in whole or in part, the HRSD team member will provide you a written or electronic notice of the adverse benefit determination. The notification will set forth, in a manner calculated to be understood by you, (1) the specific reason or reasons for the adverse benefit determination; (2) reference to the specific Plan provisions on which the determination is based; (3) a description of any additional material or information necessary for you to perfect the claim and an explanation of why such material or information is necessary; (4) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

2.

Appeal on Review. The BAC has delegated authority to adjudicate appeals of adverse benefit determinations to the Vice President, Compensation or the closest existing role in the function (the “VPC”). If your initial claim is denied, you may appeal the denial in writing, addressed to the VPC in care of the HRSD (at the above address), within 60 days after receipt of the adverse benefit determination. The appeal should state the reason why the appeal should be granted. You may submit written comments, documents, records, and other information relating to your claim for benefits. Upon request, you will be provided free of charge and reasonable access to, and copies of, all documents, records and other information relevant to your claim, as determined under subsection (5). The VPC will conduct a full and fair review of the claim that takes into account all comments, documents, records, and other information submitted by you or your authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review will not afford deference to the initial benefit determination.

3.

Timing of Appeal on Review. The VPC will notify you of the determination on review within a reasonable period, but not later than 60 days after receipt of the appeal. However, if the VPC determines that an extension of time for processing is required, the VPC will notify you in writing prior to the termination of the initial 60-day period, indicating the special circumstances (such as the need to hold a hearing) that require an extension of time and the date the Plan expects to render a determination on appeal. In no event will such extension exceed a period of 60 days from the end of such initial period. The VPC will notify you of the benefit determination as soon as possible, but not later than 15 days after the benefit determination is made.

4.

Denial on Appeal. If the VPC denies the claim on appeal, he or she will furnish you a written or electronic adverse benefit determination, stating the reasons for the denial in a manner calculated to be understood by you, and will make specific references to the pertinent Plan provisions on which the benefit determination is based. The notification of the benefit determination also will include a statement of your right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits and to bring a civil action under section 502(a) of ERISA no later than one (1) year after the final adverse determination on appeal. The VPC’s decision upon appeal, or the HRSD team member’s initial decision if no appeal is taken, will be final, conclusive and binding on all parties.

5.

Relevant Documents and Records. For purposes of the foregoing claim procedures, a document, record or other information is “relevant” if it: (i) was relied on in making the claim decision; (ii) was submitted, considered or generated in making the decision; or (iii) demonstrates compliance with the Plan’s procedural and administrative safeguards.

6.

Exhaustion of Claims Procedures. Completion of the claims procedures is a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan. After exhaustion of the Plan’s claims procedures, any further legal action taken against the Plan or its fiduciaries by you for benefits under the Plan will be filed in the State courts located in the State in which you worked at the time of your termination of employment or a United States District Court in the state in which you worked at the time of your termination of employment no later than one (1) year after the final adverse determination on appeal. No action at law or in equity will be brought to recover benefits under this Plan until the appeal rights provided above have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part.

G.	PLAN INFORMATION

Plan Name, Number	Newell Brands Employee Severance Plan, a component plan under the Newell Brands Employee Health and Welfare Plan.

Plan Number	506

Employer Identification Number	EIN: 36-1953130

Plan Sponsor	Newell Operating Company 6655 Peachtree Dunwoody Rd. Atlanta, GA 30328 (770) 418-7000

Plan Year	January 1 through December 31.

Plan Administrator	Newell Operating Company U.S. Benefits Administration Committee. c/o Newell Operating Company 6655 Peachtree Dunwoody Rd. Atlanta, GA 30328 (770) 418-7000

Agent for Service of Legal Process	Newell Operating Company U.S. Benefits Administration Committee c/o Newell Operating Company 6655 Peachtree Dunwoody Rd. Atlanta, GA 30328 (770) 418-7000

H.	YOUR RIGHTS UNDER ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:

•	Receive Information About Your Plan and Benefits

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites and union halls, all Plan documents, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 series) filed by the Plan Administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•

Obtain, upon written request to the Plan Administrator, copies of all Plan documents, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and the other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or contact the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, DC 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.